Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer

952-294-1300

Famous Dave’s Reports Second Quarter Earnings

of $0.25 per share

Includes non-cash charges of approximately $0.02 per share

MINNEAPOLIS, July 25, 2012 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $41.3 million and $1.9 million, respectively, or $0.25 per diluted share, for the second quarter ended July 1, 2012. This compares to revenue and net income of $41.3 million and $2.4 million, respectively, or $0.29 per diluted share, for the comparable period in 2011. Results for the second quarter of 2012, included closure costs of $183,000, or approximately $0.02 per diluted share, related to the closure of a company-owned location. Due to our continued development of company-owned restaurants, the results for the second quarter included pre-opening expenses of $280,000 or approximately $0.02 per diluted share, as compared to $45,000 for the prior year.

For the first six months of 2012, the Company had revenue and net income of $78.8 million and $2.8 million, respectively, or $0.36 per diluted share. This compares to revenue and net income of $78.4 million and $3.6 million, respectively, or $0.43 per diluted share for the comparable period in 2011. Year to date results for 2012 included total closure costs of $275,000, or approximately $0.02 per diluted share, related to the sale and closure of a company-owned location in the first quarter, and the closure of another company-owned location in the second quarter near the end of its natural lease. Additionally, the Company had pre-opening expenses of $298,000, or approximately $0.03 per diluted share, primarily related to the newest company-owned restaurant opened in the second quarter. Year to date results for 2011 included a non-cash impairment charge taken in the first quarter of approximately $148,000, or $0.01 per diluted share, for a company-owned restaurant that will relocate within its existing market in early 2013 and $45,000 of pre-opening expenses for a location opened in the third quarter of 2011.

Same store sales for company-owned restaurants open for 24 months or more decreased 0.6 percent during the quarter, compared to a decrease of 1.2 percent for the prior year comparable period. Comparable sales included a weighted average price increase of approximately 3.6 percent, and reflect an increase in catering and to-go sales that were offset by declines in dine-in guest traffic. Comparable sales for company-owned restaurants decreased 1.0% during the first half of 2012, compared to an increase of 0.9% for the first half of 2011.

“In response to continued pressure on consumer confidence, we have seen casual dining return to a strategy of offering aggressive discounts in order to drive traffic,” said Christopher O’Donnell, president and chief executive officer of Famous Dave’s of America. “While we were certainly disappointed with our second quarter performance, we believe that the decline in sales reflects the shifting of traffic to concepts offering more open-ended broadcast promotions. Our research suggests that Famous Dave’s, and BBQ in general, have compelling value scores without the need to resort to heavy levels of discounting.” O’Donnell continued, “We remain encouraged by our strong positioning and believe that we can compete effectively, long-term, through product differentiation and specialization without resorting to aggressive discount strategies.”

Franchise royalty revenue for the second quarter of 2012 totaled $4.6 million, compared to $4.4 million for the comparable period in 2011. The increase reflects the opening of eight new franchise-operated restaurants since the second quarter of 2011, partially offset by the closure of three franchise-operated restaurants during this timeframe, in addition to a 1.8% decrease in comparable sales. Franchise royalty revenue for the first half of 2012 totaled $9.0 million, compared to $8.4 million in 2011, reflecting the new openings since the second quarter of 2011, partially offset by a comparable sales decline of 1.0%.

Common Share Repurchases

The company completed its November 2010 one million share buyback authorization during the second quarter of 2012 for a total of $9.9 million at an average price of $9.91 per share, excluding commissions. Additionally, in May 2012, the Company’s board of directors authorized another million share buyback program, under which the company repurchased approximately 232,000 shares of common stock during the fiscal 2012 second quarter for approximately $2.4 million at an average price of $10.27 per share, excluding commissions.

Marketing and Development

Marketing and development highlights during the quarter included a very successful limited time offer of Smokehouse brisket burgers. Currently, we are featuring a Carolina Red Southern BBQ. This offer consists of ribs or a pork sandwich with a traditional Carolina red sauce that has a touch of cider vinegar, cayenne, chili powder and Worcestershire. We’ve paired this with our Blue Ribbon drinks, including our Famous Margarita and Devil’s Spit Bloody Mary, among others.

Famous Dave’s opened two new franchise-operated restaurants during the second quarter, including a full-service restaurant in Redding, California and a quick-casual restaurant in Beaverton, Oregon. The company also opened a new company-owned full service location in Gainesville, Virginia and closed a full-service restaurant in Vernon Hills, Illinois near the end of its natural lease term. Famous Dave’s ended the quarter with 187 restaurants, including 53 company-owned restaurants and 134 franchise-operated restaurants, located in 35 states. Subsequent to quarter end, our first international franchise-operated restaurant opened in Winnipeg, Manitoba Canada and two franchise-operated restaurants closed in New York, New York and Mankato, Minnesota.

Outlook

“We are pleased by our continued unit growth and are encouraged by our pipeline of opportunities,” O’Donnell said. “We opened 3 restaurants during the quarter, and plan to open up to 10 additional restaurants over the remainder of 2012, including one new company “quick casual” restaurant during the fourth quarter. Additionally, we are excited about our first international location which opened this month in Winnipeg, Canada.” O’Donnell continued, “This is a key transitional year for Famous Dave’s, as we gain new insight from an extensive amount of consumer research and focus groups. We will be utilizing this insight in the near future to sharpen our overall consumer strategies.”

Conference Call

The company will host a conference call tomorrow, July 26, 2012, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 133 additional units in 35 states and one Canadian province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

JULY 1, 2012 AND JULY 3, 2011

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011
Revenue:
Restaurant sales, net	$36,346	$36,504	$69,042	$69,245
Franchise royalty revenue	4,625	4,381	9,003	8,410
Franchise fee revenue	75	130	245	170
Licensing and other revenue	273	275	522	555

Total revenue	41,319	41,290	78,812	78,380

Costs and expenses:
Food and beverage costs	11,251	10,632	21,412	20,285
Labor and benefits costs	11,332	11,124	22,203	21,561
Operating expenses	9,925	9,974	18,851	19,048
Depreciation and amortization	1,474	1,375	2,928	2,750
General and administrative expenses	3,682	4,198	8,154	8,522
Asset impairment and estimated lease termination and other closing costs	183	15	275	186
Pre-opening expenses	280	45	298	45
Net loss on disposal of property	8	6	14	7

Total costs and expenses	38,135	37,369	74,135	72,404

Income from operations	3,184	3,921	4,677	5,976

Other expense:
Interest expense	(247)	(281)	(511)	(560)
Interest income	1	7	3	13
Other income (expense), net	12	(8)	20	—

Total other expense	(234)	(282)	(488)	(547)

Income before income taxes	2,950	3,639	4,189	5,429

Income tax expense	(1,002)	(1,238)	(1,424)	(1,846)

Net income	$1,948	$2,401	$2,765	$3,583

Basic net income per common share	$0.26	$0.30	$0.36	$0.44

Diluted net income per common share	$0.25	$0.29	$0.36	$0.43

Weighted average common shares outstanding basic	7,518,000	8,012,000	7,577,000	8,065,000

Weighted average common shares outstanding diluted	7,686,000	8,183,000	7,750,000	8,243,000

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011
Food and beverage costs (1)	31.0%	29.1%	31.0%	29.3%
Labor and benefits costs (1)	31.2%	30.5%	32.2%	31.1%
Operating expenses (1)	27.3%	27.3%	27.3%	27.5%
Depreciation & amortization (restaurant level) (1)	3.6%	3.4%	3.8%	3.6%
Depreciation & amortization (corporate level) (2)	0.4%	0.3%	0.4%	0.3%
General and administrative expenses (2)	8.9%	10.2%	10.3%	10.9%
Asset impairment and estimated lease termination and other closing costs (1)	0.5%	—	0.4%	0.3%
Pre-opening expenses and net loss on disposal of equipment (1)	0.8%	0.1%	0.5%	0.1%

Total costs and expenses (2)	92.3%	90.5%	94.1%	92.4%
Income from operations (2)	7.7%	9.5%	5.9%	7.6%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 1,	January 1,
	2012	2012
ASSETS
Cash and cash equivalents	$2,210	$1,148
Other current assets	10,251	8,809
Property, equipment and leasehold improvements, net	59,996	60,972
Other assets	3,135	3,188

Total assets	$75,592	$74,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$13,194	$11,937
Line of credit	13,700	11,000
Other long-term obligations	17,039	17,086
Shareholders’ equity	31,659	34,094

Total liabilities and shareholders’ equity	$75,592	$74,117

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	July 1,	July 3,
	2012	2011
Cash flows provided by operating activities	$5,405	$6,463
Cash flows used for investing activities	(1,887)	(1,369)
Cash flows used for financing activities	(2,456)	(5,406)

Net increase (decrease) in cash and cash equivalents	$1,062	$(312)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011
Restaurant sales (in thousands):
Company-Owned	$36,346	$36,504	$69,042	$69,245
Franchise-Operated	$96,941	$94,345	$187,369	$180,965

Total number of restaurants:
Company-Owned	53	52	53	52
Franchise-Operated	134	129	134	129

Total	187	181	187	181

Total weighted average weekly net sales (AWS):
Company-Owned	$53,331	$53,951	$50,070	$51,192
Franchise-Operated	$56,394	$56,473	$54,883	$54,636

AWS 2005 and Post 2005:(1)
Company-Owned	$55,929	$59,106	$52,759	$56,075
Franchise-Operated	$59,476	$59,752	$57,935	$57,831

AWS Pre-2005:(1)
Company-Owned	$51,413	$50,730	$48,144	$48,140
Franchise-Operated	$49,913	$50,077	$48,555	$48,385

Operating weeks:
Company-Owned	678	676	1,375	1,352
Franchise-Operated	1,719	1,670	3,414	3,311

Comparable net sales (24 month):
Company-Owned %	(0.6)%	(1.2)%	(1.0)%	0.9%
Franchise-Operated %	(1.8)%	(1.6)%	(1.0)%	(0.6)%

Total number of comparable restaurants:
Company-Owned	49	51	49	44
Franchise-Operated	113	107	112	102

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.